Amended and Restated Certificate of Incorporation
of
Illumina, Inc.

Illumina, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “corporation”), hereby certifies as follows:

1.The present name of the corporation is Illumina, Inc. The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on May 16, 2000.

2.This Amended and Restated Certificate of Incorporation restates and integrates, and also further amends, the provisions of the Amended and Restated Certificate of Incorporation of the corporation.

3.This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

4.Pursuant to Sections 242 and 245 of the DGCL, the text of the Amended and Restated Certificate of Incorporation of the corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of this corporation is Illumina, Inc.

ARTICLE II

The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The corporation is authorized to issue two classes of shares of stock, which shall be designated, respectively, Common Stock, $0.01 par value per share, and Preferred Stock, $0.01 par value per share. The total number of shares that the corporation is authorized to issue is 330,000,000 shares. The number of shares of Common Stock authorized is 320,000,000. The number of shares of Preferred Stock authorized is 10,000,000.

The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the board of directors (authority to do so being hereby expressly vested in the board). The board of directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The board of directors, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

The authority of the board of directors with respect to each such class or series shall include, without limitation of the foregoing, the right to determine and fix:

(a)the distinctive designation of such class or series and the number of shares to constitute such class or series;

(b)the rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

(c)the right or obligation, if any, of the corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

(d)the special and relative rights and preferences, if any, and the amount or amounts per share that the shares of such class or series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation;

(e)the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(f)the obligation, if any, of the corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

(g)voting rights, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock;

(h)limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and

(i)such other preferences, powers, qualifications, special or relative rights and privileges thereof as the board of directors of the corporation, acting in accordance with this Amended and Restated Certificate of Incorporation, may deem advisable and are not inconsistent with law and the provisions of this Amended and Restated Certificate of Incorporation.

ARTICLE V

The corporation reserves the right to amend, alter, change, or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.

ARTICLE VI

The corporation is to have perpetual existence.
ARTICLE VII

1.Limitation of Liability. To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

2.Indemnification. The corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or interstate is or was a director or officer of the corporation, or any predecessor of the corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the corporation or any predecessor to the corporation and may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was an employee of the corporation, or any predecessor of the corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the corporation or any predecessor to the corporation.

3.Amendments. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

ARTICLE VIII

In the event any shares of Preferred Stock shall be redeemed or converted pursuant to the terms hereof, the shares so converted or redeemed shall not revert to the status of authorized but unissued shares, but instead shall be canceled and shall not be re-issuable by the corporation.

ARTICLE IX

Holders of stock of any class or series of the corporation shall not be entitled to cumulate their votes for the election of directors or any other matter submitted to a vote of the stockholders, unless such cumulative voting is required pursuant to Section 214 of the General Corporation Law of the State of Delaware, in which event each such holder shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) such holder would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected by him, and the holder may cast all of such votes for a single director or may distribute them among the number of directors to be voted for, or for any two or more of them as such holder may see fit, so long as the name of the candidate for director shall have been placed in nomination prior to the voting and the stockholder, or any other holder of the same class or series of stock, has given notice at the meeting prior to the voting of the intention to cumulate votes.

1.Number of Directors. The number of directors which constitutes the whole board of directors of the corporation shall be designated in the Amended and Restated Bylaws of the corporation. The directors shall, until the annual meeting of stockholders to be held in 2022, be divided, with respect to the time for which they severally hold office, into three classes. The term of office of the class of directors elected at the annual meeting of stockholders held in 2019 shall expire at the 2022 annual meeting of stockholders; the term of office of the class of directors elected at the annual meeting of stockholders held in 2020 shall expire at the 2021 annual meeting of stockholders; and the term of office of the class of directors elected at the annual meeting of stockholders held in 2021 shall expire at the 2022 annual meeting of stockholders. At each annual meeting of stockholders, commencing with the 2020 annual meeting of stockholders, directors shall be elected for a term of office to expire at the annual meeting of stockholders held in the year following the year of their election, with each director to hold office until his or her successor shall been duly elected and qualified, or, if earlier, such director’s death, resignation, retirement, disqualification or removal from office.

2.Election of Directors. Elections of directors need not be by written ballot unless the Amended and Restated Bylaws of the corporation shall so provide.

3.Removal of Directors. So long as the directors are divided into three classes, they may be removed only for cause by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors

ARTICLE X

In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter, amend or repeal the Amended and Restated Bylaws of the corporation.

ARTICLE XI

No action shall be taken by the stockholders of the corporation except at an annual or special meeting of the stockholders called in accordance with this Article XI and the Amended and Restated Bylaws of the corporation and no action, including the removal of directors without cause, shall be taken by stockholders by written consent. The affirmative vote of a majority of the then outstanding voting securities of the corporation, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Article IX, Article X or Article XII of this Amended and Restated Certificate of Incorporation or Sections 2.4 (Notice of Stockholders’ Meetings), 2.8 (Voting; Participation), or 3.2 (Number of Directors; Election; and Term of Office of Directors) of the Amended and Restated Bylaws of the corporation.

1.Special Meeting. Except as otherwise required by law, a special meeting of the stockholders may be called, at any time for any purpose or purposes, only by (i) the board of directors or (ii) the secretary of the corporation at the written request in proper form, made in accordance with the Amended and Restated Bylaws of the corporation, by one or more record holders (or their duly authorized agent(s)) having an aggregate “net long position” (defined below) of at least twenty-five percent (25%) of the outstanding Common Stock of the corporation as of the date such request is delivered to the corporation, and having held such net long position continuously for at least one year prior to the date such request is delivered to the corporation (the “Requisite Special Meeting Percent”). Any disposition by a requesting party (as defined below) after the date such request is delivered to the corporation of any shares of Common Stock of the corporation shall be deemed a revocation of such request with respect to such shares and such shares will not be included in determining whether the Requisite Special Meeting Percent has been satisfied.

a.For purposes of this Article XI and determining the Requisite Special Meeting Percent, “net long position” shall be determined with respect to each record holder requesting a special meeting and each beneficial owner who is directing a record holder to act on such owner’s behalf (each record holder and beneficial owner, a “requesting party”) in accordance with the definition thereof set forth in Rule 14e-4 under the Securities Exchange Act of 1934, as amended, provided that:

i.for purposes of such definition, in determining such requesting party’s “short position,” the reference in such Rule to (A) “the date that a tender offer is first publicly announced or otherwise made known by the bidder to holders of the security to be acquired” shall be the date the relevant special meeting request is delivered to the corporation and all dates in the one-year period prior thereto, (B) the “highest tender offer price or stated amount of the consideration offered for the subject security” shall refer to the closing sales price of the Common Stock of the corporation on The NASDAQ Global Select Market (or such other securities exchange designated by the board of directors if the Common Stock of the corporation is not listed for trading on The NASDAQ Global Select Market) on such corresponding date (or, if such date is not a trading day, the next succeeding trading day), (C) the “person whose securities are the subject of the offer” shall refer to the corporation and (D) a “subject security” shall refer to the issued and outstanding shares of Common Stock of the corporation; and

ii.the net long position of such requesting party shall be reduced by the number of shares of Common Stock of the corporation as to which the board of directors determines that such requesting party does not, or will not, have the right to vote or direct the vote at such special meeting or as to which the board of directors determines that such requesting party has entered into any derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares.

Whether a requesting party has complied with the requirements of this Article XI shall be determined in good faith by the board of directors, which determination shall be conclusive and binding on the corporation and the stockholders. Additional requirements for calling a special meeting of the stockholders of the corporation may be set forth in the Amended and Restated Bylaws of the corporation. Nothing herein shall be construed to give any stockholder a right to fix the date, time, or place, if any, of, or to fix any record date for, any special meeting of the stockholders of the corporation.

ARTICLE XII

Meetings of stockholders may be held within or without the State of Delaware, as the Amended and Restated Bylaws of the corporation may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the Amended and Restated Bylaws of the corporation.

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In Witness Whereof, Illumina, Inc. has caused this instrument to be executed by Francis A. deSouza, its Chief Executive Officer, on this June 3, 2022, which execution shall constitute an affirmation, under penalties of perjury, that this instrument is the act and deed of Illumina, Inc. and that the facts stated herein are true.

By:

Name: Francis A. deSouza

Title: Chief Executive Officer